EXHIBIT 10.128.1

Amendment No.1

To Guaranteed Loan Agreement

This Amendment No.1 (this "Amendment") to that certain Guaranteed Loan Agreement by and between Southwall Technologies Inc. ("Southwall") and Teijin, Limited ("Teijin") dated as of January 19, 2004 (the "Original Agreement") is dated as of June 9, 2004. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Original Agreement.

Recitals of Fact

A. Southwall has entered into a sales contract dated as of March 26, 2004 (the "Sales Contract") with Hivac Technology (Group) CO. ("Hivac"), pursuant to which (i) Southwall has agreed to sell Sputter Deposition Roll Coater (PM5) (the "Collateral") to Hivac for $1,000,000, (ii) Southwall has agreed to sell certain other hardware to Hivac for an aggregate of $200,000, and (iii) Southwall has agreed to provide Hivac with certain coater system design and operation training for $500,000.

B. Pursuant to the Sales Contract, Hivac has agreed to pay Southwall as follows: (i) $500,000 at signing of the Sales Contract (the "First Payment"); (ii) $680,000 at the commencement of the decommissioning of the Collateral at Southwall' s

Tempe facility (the "Second Payment"); (iii) $350,000 upon shipment of the Collateral from the Tempe facility (the "Third Payment"); and (iv) $170,000 upon completion of the installation in China but in no event later than 120 days after shipment (the "Fourth Payment").

C. Southwall and Teijin wish to document their mutual understanding as to the timing and amounts of the payments to be made by Southwall to Teijin from the proceeds of the sale of the Collateral.

NOW, THERFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The parties agree that, pursuant to Section 4 of the Original Agreement, Teijin will be entitled to an aggregate of $1,000,000 of the proceeds to be received by Southwall under the Sales Contract and that such amount shall be payable to Teijin as follows: (a) $560,000 of the Second Payment shall be payable to Teijin; (b) $290,000 of the Third Payment shall be payable to Teijin; and (c) $150,000 of the Fourth Payment shall be payable to Teijin.

2. Southwall will make the payment contemplated by (a) in Article 1 above within 15 days (or the next business day thereafter, if such 15th day is not a business day) of the receipt by Southwall of the related payment under the Sales Contract and make each of the payments contemplated by (b) and (c) in Article 1 above within 10 days (or the next business day thereafter, if such 10th day is not a business day) of the receipt by Southwall of the related payment under the Sales Contract.

3. Teijin agrees and acknowledges (a) that, subject to Article 4, immediately below, following Southwall’s making of each of the payments contemplated by Article 1 above, the only remaining payments that Southwall shall be obligated to make pursuant to the Section 1 of the Original Agreement shall be (i) $57,355.90 on or before December 31, 2007, and (ii) $211,471.18 on or before December 31, 2008 and (b) that, except as set forth herein, Teijin shall not be entitled to any other payments in connection with the transactions contemplated by the Sales Contract.

4. In the event that Teijin shall have received an aggregate of $1,000,000.00 as stipulated in Articles 1 and 2 above, then:

(1) Southwall and Teijin shall immediately execute the "Amendment No.2 to Guaranteed Loan Agreement" to confirm that:

(a) the payment schedule set forth in Article 1 of the Original Agreement shall be deleted in its entirety and replaced with the following:
i.	$1,000,000.00 on [ ] (the execution date of the Amendment No.2);

ii.	$57,355.90 on or before December 31,2007;

iii.	$211,471.18 on or before December 31, 2008; and

(b) Southwall's payment and Teijin's receipt of an aggregate of $1,000,000.00 pursuant to Articles 1 and 2 of the Amendment No.1 shall constitute full satisfaction of part of Teijin's Claim as defined in the Original Agreement;
and
(2) Southwall shall cause Southwall Europe GmbH ("SEG") to immediately:

(a) execute an amendment to the Guaranty Agreement dated January 19, 2004, between SEG and Teijin (the "Guaranty Agreement"), reflecting the modified payment schedule to be set forth in the Amendment No.2 contemplated in (1), immediately above; and
(b) execute and record in the appropriate office(s) in Germany a notarial deed memorializing such amended terms of the Guaranty Agreement, in form and substance approved by Teijin in the exercise of its reasonable commercial judgment.

5. Teijin hereby irrevocably releases all rights it may have in the Collateral and agrees to take all additional steps as may reasonably be necessary to release and terminate any security interests it may have in the Collateral.

6. This Amendment shall be construed in connection with and as part of the Original Agreement and, except as modified and expressly amended by this Agreement, all terms, conditions and covenants contained in the Original Agreement shall remain in full force and effect. This Amendment and the Original Agreement shall be govern by and construed in accordance with California law (without giving effect to its conflicts of laws provisions). This Amendment may be executed in counterparts, each constituting an original, but taken together only one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above:

SOUTHWALL TECHNOLOGIES INC.

By:______________________________

Name: Thomas G. Hood

Title: President

TEIJIN LIMITED

By:______________________________

Name: Taka Yamagishi
Title: Teijin Group Executive Officer
General Manager
Films Business Group

In the event that Teijin shall have received an aggregate of $1,000,000.00 as stipulated in Articles 1 and 2 above, then Southwall Europe GmbH ("SEG") acknowledges and agrees that it shall immediately:
(a) execute an amendment to the Guaranty Agreement dated January 19, 2004, between SEG and Teijin (the "Guaranty Agreement"), reflecting the modified payment schedule to be set forth in the Amendment No.2 contemplated in (1) of Article 4, above; and
(b) execute and record in the appropriate office(s) in Germany a notarial deed memorializing such amended terms of the Guaranty Agreement, in form and substance approved by Teijin in the exercise of its reasonable commercial judgment.

SOUTHWALL EUROPE GmbH

By:_________________________

Name: Thomas Hood, Managing Director